846 Putnam Michigan Tax Exempt Income Fund attachment
5/31/08 Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

For the year ended May 31, 2008, Putnam Management has assumed
$180 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters

72DD1 (000s omitted)

Class A		3,640
Class B		370
Class C		2

72DD2 (000s omitted)

Class M		44
Class Y		2

73A1

Class A		0.348688
Class B		0.291069
Class C		0.277941

73A2

Class M		0.322794
Class Y		0.155809

74U1 (000s omitted)

Class A		10,232
Class B		1,116
Class C		14

74U2 (000s omitted)

Class M		136
Class Y		11

74V1

Class A		8.89
Class B		8.88
Class C		8.89

74V2

Class M		8.90
Class Y		8.90

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.